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                                                                      Exhibit 16


April 9, 2003

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated April 9, 2003, of Commercial Bancshares, Inc. to be filed with the Securities and Exchange Commission. We are in agreement with statements contained in Item 4, except that we have no basis to comment on the information contained in the second paragraph.

Very truly yours,



/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

cc: John C. Haller
    Vice President/Chief Financial Officer
    Commercial Bancshares, Inc.